Exhibit 99.1

Autodesk Announces Appointment of Mary T. McDowell to Board of Directors

SAN RAFAEL, Calif., Mar 30, 2010 (BUSINESS WIRE) — Autodesk, Inc. (NASDAQ:ADSK), a world leader in 2D and 3D design, engineering and entertainment software, announced today that Mary T. McDowell, Nokia’s executive vice president and chief development officer leading Corporate Development, has been appointed to Autodesk’s board of directors.

“Autodesk is delighted to welcome Mary McDowell to our board of directors,” said Carl Bass, president and chief executive officer of Autodesk. “Mary’s proven and distinguished record in the technology industry makes her a valued addition to our board. We look forward to Mary’s contributions and know her experience will help guide Autodesk forward.”

At Nokia, McDowell is responsible for optimizing Nokia’s strategic capabilities and future growth potential, including key ecosystem relationships as part of Nokia’s commitment to open innovation and collaboration. In these capacities she oversees Corporate Strategy, Nokia Research Center, Corporate Alliances and Business Development, and Mobile Financial Services, as well as Forum Nokia & Developer Community and Compatibility & Industry Collaboration. She is also responsible for managing certain operational elements of the integrated company and in this role oversees Nokia IT. Mary is also a member of the Nokia Group Executive Board. She is a frequent public speaker on topics including mobile and Internet industry convergence, open ecosystems, strategy leadership, and consumer centricity.

McDowell joined Nokia in 2004 as executive vice president and general manager of Enterprise Solutions, responsible for the development and go-to-market of Nokia’s range of enterprise products and solutions. Prior to joining Nokia, McDowell was Senior Vice President and General Manager of Industry-Standard Servers at Hewlett Packard and Compaq. During her 17-year career at HP-Compaq, McDowell had a successful track record of building new business and is widely respected as an industry innovator.

McDowell was named as one of the 10 “Top Women in Wireless” in July 2008 by Fierce Wireless. McDowell holds a bachelor’s degree in computer science from the University of Illinois.

About Autodesk

Autodesk, Inc., is a world leader in 2D and 3D design, engineering and entertainment software for the manufacturing, building and construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk continues to develop the broadest portfolio of state-of-the-art software to help customers experience their ideas digitally before they are built. Fortune 100 companies - as well as the last 15 Academy Award winners for Best Visual Effects - use Autodesk software tools to design, visualize and simulate their ideas to save time and money, enhance quality and foster innovation for competitive advantage. For additional information about Autodesk, visit http://www.autodesk.com/pr-autodesk.

Autodesk and AutoCAD are registered trademarks or trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names, or trademarks belong to their respective holders. Autodesk reserves the right to alter product offerings and specifications at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2010 Autodesk, Inc. All rights reserved.

SOURCE: Autodesk, Inc.

Autodesk, Inc.

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